Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 3, 2024 (this “Second Supplemental Indenture”), is among (i) NuStar Logistics, L.P., a Delaware limited partnership (“Logistics”), (ii) NuStar Energy L.P., a Delaware limited partnership (the “Parent Guarantor”), (iii) NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership (the “Affiliate Guarantor”), (iv) Sunoco LP, a Delaware limited partnership (“Sunoco”), and (v) Computershare Trust Company, N.A., as successor trustee (the “Trustee”) to Wells Fargo Bank, National Association. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture, dated as of January 22, 2013, among Logistics, the Parent Guarantor and the Trustee (the “Base Indenture”) and the First Supplemental Indenture, dated as of January 22, 2013, among Logistics, the Parent Guarantor, the Affiliate Guarantor and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Original Indenture”);

WHEREAS, the 7.625% Fixed-to-Floating Rate Subordinated Notes due 2043 (the “Notes”) have been issued pursuant to the First Supplemental Indenture and are outstanding as of the date of this Second Supplemental Indenture;

WHEREAS, the Notes are the only series of Securities outstanding under the Original Indenture;

WHEREAS, pursuant to the Subordinated Note Assumption Agreement, dated as of May 3, 2024, by and between Sunoco and Logistics, Sunoco has assumed (without any action required by the Trustee) the Indenture Obligations, including the due and punctual payment of the principal of, premium, if any, and interest on the Notes under the Original Indenture and has agreed to indemnify Logistics and its affiliates for obligations arising from or related to the Indenture Obligations;

WHEREAS, Logistics desires for Sunoco to guarantee the Notes with the Parent Guarantor, as provided in Article XIV of the Base Indenture and Article VI of the First Supplemental Indenture, and the Affiliate Guarantor, as provided in Article VI of the First Supplemental Indenture;

WHEREAS, pursuant to Section 901 of the Base Indenture, without the consent of any Holders, the Original Indenture may be amended or supplemented; and

WHEREAS, pursuant to Section 901 of the Base Indenture, Logistics and the Parent Guarantor have requested that the Trustee join in the execution of this Second Supplemental Indenture to evidence the succession of Sunoco to Logistics and the assumption by Sunoco of the covenants of Logistics under the Original Indenture and in the Notes.

NOW, THEREFORE, Logistics, Sunoco, the Parent Guarantor, the Affiliate Guarantor and the Trustee hereby agree that the following provisions shall amend and supplement the Original Indenture:

The following definition is hereby added to Section 1.1 of the First Supplemental Indenture:

“Sunoco” means Sunoco LP, a Delaware limited partnership.

The following definitions in Section 1.1 of the First Supplemental Indenture are hereby amended and restated:

“Guarantors” means, subject to Section 6.3 of the First Supplemental Indenture, each Person named as a “Guarantor” in the preamble of the First Supplemental Indenture and Sunoco.

FURTHER RESOLVED, from this date, by executing this Second Supplemental Indenture, Sunoco is subject to the provisions of the Original Indenture as a Guarantor to the extent provided for in Article XIV of the Base Indenture and Article VI of the First Supplemental Indenture;

FURTHER RESOLVED, that pursuant to Section 904 of the Base Indenture, the Original Indenture shall be modified in accordance herewith, and this Second Supplemental Indenture shall form a part of the Original Indenture for all purposes; and every Holder of the Notes theretofore or thereafter authenticated and delivered under the Original Indenture shall be bound hereby;

FURTHER RESOLVED, that all covenants and agreements in this Second Supplemental Indenture by Sunoco shall bind its successors and assigns, whether so expressed or not;

FURTHER RESOLVED, that this Second Supplemental Indenture, as well as the Original Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York;

FURTHER RESOLVED, that in case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

FURTHER RESOLVED, except as specifically modified herein, the Original Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Original Indenture;

FURTHER RESOLVED, except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Original Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto; and

FURTHER RESOLVED, that this Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows.]

NUSTAR LOGISTICS, L.P.

By:	NuStar GP, Inc.,
Its General Partner

	By:	/s/ Thomas R. Shoaf
	Name:	Thomas R. Shoaf
	Title:	Executive Vice President and Chief Financial Officer

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P.,
Its General Partner

	By:	NuStar GP, LLC,
Its General Partner

		By:	/s/ Joseph Kim
		Name:	Joseph Kim
		Title:	President and Chief Executive Officer

NUSTAR PIPELINE OPERATING PARTNERSHIP L.P.

By:	NuStar Pipeline Company LLC,
Its General Partner

	By:	/s/ Thomas R. Shoaf
	Name:	Thomas R. Shoaf
	Title:	Executive Vice President and Chief Financial Officer

SUNOCO LP

By:	Sunoco GP LLC
Its General Partner

	By:	/s/ Joseph Kim
	Name:	Joseph Kim
	Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Katie O’Brien Mathis
Name:	Katie O’Brien Mathis
Title:	Vice President